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

October, 1997

TO OUR FELLOW SHAREHOLDERS.....

1997 was another good year for Applied Power. Earnings per share increased 24% on sales growth of 18%. Cash flow provided by operating activities increased 98% to $64.8 million. Looking back over the last five years, the earnings per share of Applied Power have grown at a compound rate of 27%.
This is an excellent record of performance, and it is our ambition to maintain it. In order to do that, it is important that we continue to invest heavily in our best growth opportunities with the objective of making Applied Power a sustainable growth company. This is a theme that we have focused on for the last 12 years. During 1997, we did a number of things that are directed at assuring that our future is one of growth. Allow me to highlight some of these actions.

- In 1997, we entered the technical enclosure market with the acquisition of Everest Electronics and Eder Industries in North America, and C Fab and Hormann in Ireland. By the fourth quarter of 1997, our annualized sales for this new product line were $112 million. We plan to make additional acquisitions in this area in 1998, and it is our ambition to build a large business that is focused on the low to medium volume custom enclosure market, the OEM enclosure market and includes integration capability. The Hormann and Eder businesses bring us electronics capabilities that will help us both with our enclosure integration strategy as well as with our Engineered Solutions "active" products strategy.

- In our Wright Line business, we increased the size of our worldwide sales force by 60% during 1997. This expansion underpins our growth objectives for 1998. During 1998, we plan to continue to expand our worldwide sales force to assure that our growth objectives for 1999 are achievable.

- Early in October of 1997, after the fiscal year closed, we acquired Versa Technologies. The major impact of this business is on our Engineered Solutions business. Versa Technologies' Power Gear business has a strong and growing position in the recreational vehicle market. We believe we can grow this opportunity long term and have many initiatives directed at this end.

- In 1997, we completed the development, introduced and received $8 million in orders for an active tuned mass absorber product which dramatically reduced the noise in the passenger compartment of airplanes that have rear mounted jet engines. We started shipping this product in the summer of 1997 and expect to see additional orders and sales growth during 1998. We believe that this technology has applications to other airplanes and can be an important market segment for out Engineered Solutions business.

In addition to these and other programs directed at assuring future sales growth, there is a broad initiative in the company that we call "World Class Practices". This program has been underway for over a year and during 1997, we broadened it out to all of our major locations. World Class Practices encompasses many initiatives directed at improving quality, cutting costs, improving customer service and realizing working capital efficiency improvements. In certain parts of the company, we have already seen evidence of the payoff that these initiatives can bring. The roots of World Class Practices go back to Japan and to Toyota. We expect the adoption of these new practices to have a significant impact on our company.

1997 marks the tenth year of Applied Power being a public company. As the chart in the proxy statement shows, Applied Power has outperformed the S&P 500 over this period by 129%. Applied Power's consistent goal, long term, has been shareholder value, and we are very proud of our accomplishments over this ten-year period.

The mainspring for everything we do is the quality of our people and their ability to communicate and work together. In the last few years, we have made significant progress in strengthening the "Applied Power Team". The Executive Leadership Team of Applied Power spends significant amounts of time on this important topic. Applied Power is a high change environment that suits out-going team players who have good ideas and lots of energy. We are fortunate that we have many such employees.

As we move towards 1998 and examine the opportunities that lie ahead in 1999 and the year 2000, I believe that we are positioned to do well. You can be assured that all of us at Applied Power plan to work very hard to make that belief a reality. We thank you for your continued support.


Yours sincerely,


/s/ Richard G. Sim
Chairman and CEO